FORM 5               U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

      Check box if no longer subject to Section 16. Form 4 or Form 5 obligations ----- may continue. See Instruction 1(b).

  X   Form 3 Holdings Reported
-----
      Form 4 Transactions Reported
-----

1.   Name and Address of Reporting Person

     Rayat, Harmel Singh
     ------------------------
     (Last) (First)  (Middle)

     216-1628 West 1st Avenue
     ------------------------
            (Street)

     Vancouver, British Columbia V6J 1G1 Canada
     ------------------------------------------
     (City)         (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     MedCare Technologies, Inc. (MCAR)
     ---------------------------------

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     December 1998
     -------------

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)

     X    Director                      X    10% Owner
   -----                              ------

          Officer (give title below)         Other (specify below)
   -----                              ------

          Chairman of the Board
          ---------------------


Table 1 Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1.  Title of    2.  Trans-    3.  Trans   4. Securities Acquired (A) or     5.  Amount of           6. Owner-     7.  Nature of
Security            action        action     Disposed of (D)                    Securities Bene-       ship           Indirect
                    Date          Code                                          ficially Owned         Form:          Beneficial
                    (Month/                  Amount     (A) or   Price          At End of              Direct         Ownership
                    Day/                                (D)                     Issuer's               (D) or
                    Year)                                                       Fiscal Year            Indirect
                                                                                                       (I)

Common Stock,
Par Value
$0.001              8/14/95       P          2,000,000  D        $0             2,000,000              D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.Title of  2.Conver-  3.Trans-  4.Trans-  5.Number of   6.Date Exer-      7.Title and Amount 8.Price  9.Number  10.Owner-  11.Na-
Derivative  sion or    action    action    Derivative    cisable and       of Underlying      Of       of Deri   ship of    ture of
Security    Exercise   Date      Code      Securities    Expiration        Securities         Deriv-   ative     Deriv-     Indirect
            Price of   (Month/             Acquired (A)  Date                                 ative    Secur-    ative      Bene-
            Deriv-     Day/                or Disposed   (Month/Day/                          Secur-   ities     Secur-     ficial
            ative      Year)               of (D)        Year)                                ity      Bene-     ity:       Owner-
            Security                                                                                   ficially  Direct     ship
                                           (A)   (D)     Date     Expira-  Title   Amount or           Owned     (D)
                                                         Exer-    ation            Number of           At End    or In-
                                                         cisable  Date             Shares              Of Year   direct
                                                                                                                 (I)
NONE



Explanation of Responses:


/s/ Harmel S. Rayat                                    February 17, 1999
-------------------------------                        -------------------------
**Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).